Exhibit 99.7

EXECUTION COPY

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of July 15, 2010, by and among ProSight Specialty Insurance Holdings, Inc., a Delaware corporation (“Parent”), PSI Merger Sub Inc., a New York corporation (“Merger Sub”) and the Shareholders set forth on Schedule A (collectively, the “Shareholders”).  Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, NYMAGIC, Inc., a New York corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (a copy of which is attached hereto the “Merger Agreement”);

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, the number of Company Shares (such shares, together with any other Company Shares acquired by the Shareholders after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, collectively, the “Shareholder Shares”) set forth next to such Shareholder’s name on Schedule A; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholders enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.1              Agreements of the Shareholders.

(a)            Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the Shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Shareholder shall vote its Shareholder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Transactions and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any action or agreement (including any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal or any other proposal made, directly or indirectly, in opposition to adoption of the Merger Agreement or otherwise inconsistent with the Transactions and (iv) against any agreement (including any amendment of any agreement), amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Transactions.  Any such vote shall be cast (or consent shall be given) by the Shareholders in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent) (to the fullest extent that such Shareholder Shares may be counted for quorum purposes under applicable Law).  Notwithstanding the foregoing, each of the Shareholders shall remain free to vote such Shareholder Shares with respect to any matter not covered by this Section 1(a).

(b)            Proxy.  In furtherance of the Shareholders’ agreement in Section 1(a), the Shareholders hereby appoint Parent and Parent’s designees, and each of them individually, as the Shareholders’ proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholders, to vote all Shareholder Shares (at any meeting of Shareholders of the Company however called or any adjournment thereof), or to execute one or more written consents in respect of the Shareholder Shares, (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Transactions and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any action or agreement (including any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal or any other proposal made in opposition to adoption of the Merger Agreement or otherwise inconsistent with the Transactions and (iv) against any agreement (including any amendment of any agreement), amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.  Such proxy shall be valid and irrevocable until the termination of this Agreement in accordance with Section 4.  Each Shareholder represents that any and all other proxies heretofore given in respect of Shareholder Shares are revocable, and that such other proxies have been revoked.  Each Shareholder affirms that the foregoing proxy is: (i) given (A) in connection with the execution of the Merger Agreement and (B) to secure the performance of such Shareholder’s duties under this Agreement, (ii) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (iii) intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of the NYBCL.  All authority herein conferred shall survive the death or incapacity of each Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of each Shareholder.

(c)            Appraisal Rights.  Each Shareholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights in connection with the Transactions.

(d)            Restriction on Transfer; Proxies; Non-Interference; etc.  From the date hereof until any termination of this Agreement in accordance with its terms, the Shareholders shall not, directly or indirectly (i) except as set forth on Schedule 1(d) hereto sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares, (iii) take any action that would make any representation or warranty of the Shareholders set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying any Shareholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(d).

(e)            No Solicitation.  Each Shareholder agrees that, except as permitted by Section 5.2 of the Merger Agreement, such Shareholder shall not, directly or indirectly, (i) solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) the making of, or any inquiries regarding, a Takeover Proposal or (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal.  Each Shareholder shall as promptly as reasonably practicable advise the Company in writing, and in no event later than twenty four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, such Shareholder in respect of a Takeover Proposal or potential Takeover Proposal, and shall, in such notice to  the Company, indicate the identity of the Person or group of Persons making such proposal, offer, inquiry or request and the material terms and conditions of such proposal or offer and the nature of such inquiry or request (and shall include with such notice copies of any draft agreements and financing commitment letters).

(f)             Conduct of Shareholder.  Until any termination of this Agreement in accordance with its terms, each Shareholder that is not an individual (i) shall maintain its status as duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) shall not dissolve, merge or combine with any Person, or adopt any plan of complete or partial liquidation, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, it being agreed that Parent may withhold its consent if in its judgment the proposed action would jeopardize the benefits intended to be provided to Parent and Merger Sub under this Agreement.

(g)            Publication.  Each Shareholder (i) consents to Parent and Merger Sub publishing and disclosing each Shareholder’s identity and ownership of Company Common Stock and the nature of each Shareholder’s commitments, arrangements and understandings under this Agreement, in each case, that Parent reasonably determines is required to be disclosed under applicable Law in any press release, the Proxy Statement (including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Merger and any other Transactions and (ii) agrees to give promptly to Parent any information Parent may reasonably require for the preparation of any such disclosure documents.  Each Shareholder agrees to promptly notify the Company of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.  The Shareholders shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent, except as may be required by applicable Law.

Section 1.2              Representations and Warranties of Parent.

(a)            Organization; Authority.  Parent hereby represents and warrants to each Shareholder that (a) Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, (b) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder, (c) the execution, delivery and performance by Parent and Merger Sub of this Agreement and, subject to the terms and conditions of the Merger Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent and Merger Sub and (d) this Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Shareholders, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            Consents and Approvals; Non-Contravention.  No consents or approvals of, or filings, Permits, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub of their obligations under this Agreement, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the Transactions and such consents, approvals, filings, Permits, notifications, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their obligations under this Agreement.  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof will, (i) violate or conflict with any provision of the organizational documents of Parent or Merger Sub or (ii) (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective properties or assets, or (y) violate, breach, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their Subsidiaries, under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, breaches, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their obligations under this Agreement.

Section 1.3     Representations and Warranties of the Shareholders.  Each Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)            Organization; Authority.  Each Shareholder that is a corporation, partnership, limited liability company, trust or other entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  If such Shareholder is not an individual, it has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by each Shareholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of each Shareholder and no further action on the part of any Shareholder is necessary to authorize the execution and delivery by each Shareholder of this Agreement or the performance by each Shareholder of its obligations hereunder.  This Agreement has been duly executed and delivered by each Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            Consents and Approvals; Non-Contravention.  No consents or approvals of, or filings, Permits, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by any Shareholder of its obligations under this Agreement, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the Transactions and other than such consents, approvals, filings, Permits, notifications, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by any Shareholder of any of its obligations under this Agreement.  Neither the execution and delivery of this Agreement by each Shareholder, nor the consummation by each Shareholder of the transactions contemplated hereby, nor compliance by each Shareholder with any of the terms or provisions hereof will, (i) if such Shareholder is not an individual, violate or conflict with any provision of the organizational documents of any Shareholder or (ii) (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to any Shareholder or any Subsidiary of a Shareholder that is not an individual or any of their respective properties or assets, or (y) violate, breach, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Shareholder or, if such Shareholder is not an individual, any of its Subsidiaries, under any of the terms, conditions or provisions of any Contract or Permit to which any Shareholder, or, if such Shareholder is not an individual, any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, breaches, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by any Shareholder of any of its obligations under this Agreement.

(c)            Ownership of Shares.  Each Shareholder owns, beneficially and of record, that number of Shareholder Shares as set forth next to such Shareholder’s name on Schedule A (as may be subject to adjustment as set forth in Section 5(c)).  The Shareholders own the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States).  Without limiting the foregoing, except for proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, each Shareholder has sole voting power and sole power of disposition with respect to its Shareholder Shares, with no restrictions on any Shareholders’ rights of voting or disposition pertaining thereto and no Person other than the Shareholders has any right to direct or approve the voting or disposition of any Shareholder Shares.  As of the date hereof, the Shareholders do not own, beneficially or of record, any securities of the Company other than those set forth on Schedule A which constitute Shareholder Shares.

(d)            Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of any Shareholder.

(e)            Absence of Litigation.  With respect to any Shareholder, there is no pending or, to the knowledge of such Shareholder, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, such Shareholder or any of its, his or her properties or assets (including such Shareholder’s Shareholder Shares), nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of the Shareholder, threatened to be imposed) upon the Shareholder or any of its Subsidiaries or the assets of the Shareholder or any of its Subsidiaries, by or before any Governmental Authority, that could reasonably be expected to impair the ability of such Shareholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)             Opportunity to Review; Reliance.  Each Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing.  Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 1.4              Termination.  This Agreement and the proxy granted pursuant to Section 1(b) hereof shall terminate on the first to occur of the (a) Effective Time, (b) April 15, 2011 (c) termination of the Merger Agreement in accordance with its terms and (d) the effectiveness of any amendment, modification, supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount or change the form or composition of the Merger Consideration payable in the Merger.  Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of this Section 4, Section 5 and the above Recitals, shall survive any termination of this Agreement.

Section 1.5              Miscellaneous.

(a)            Action in Shareholder Capacity Only.   The parties acknowledge that this Agreement is entered into by each Shareholder in his, her or its capacity as owner of Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any actions taken by the Shareholders in any other capacity including without limitation as a director, officer, employee or agent of the Company.

(b)            Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)            Additional Shares.  Until any termination of this Agreement in accordance with its terms, each Shareholder shall promptly notify Parent of the number of shares, if any, as to which such Shareholder acquires record or beneficial ownership after the date hereof.  Any shares as to which any Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Shares, the number of shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Shares or other voting securities of the Company issued to any Shareholder in connection therewith.

(d)            Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)            Further Assurances.  From time to time, at the request of Parent and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)             Amendments; Waiver.  This Agreement may not be amended or supplemented, except by a written agreement executed by each of the parties hereto.  At any time prior to the termination of this Agreement, any party to this Agreement may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) waive compliance by the other party with any of the agreements contained herein.  Notwithstanding the foregoing, no failure or delay by any party to this Agreement in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g)            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Parent shall have any liability for any obligations of Parent under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.  Any purported assignment not permitted under this Section 5(g) shall be null and void.

(h)            Entire Agreement.  This Agreement (including the schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(i)             No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement.

(j)             Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)             This Agreement, and any other agreement, document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (or such other document) or the negotiation, execution, termination, performance or nonperformance of this Agreement (or such other document) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York, without regard to its conflicts of law principles.

(ii)            All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Agreed Courts, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(iii)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)            Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement in the Agreed Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

(l)             Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including email and facsimile transmission) and shall be given:

If to Parent or Merger Sub, to:

c/o Goldman, Sachs & Co.
200 West Street
New York, New York 10282-2198
Attention: Sumit Rajpal
Facsimile: 212-357-5505
Email: sumit.rajpal@gs.com

and to:

c/o TPG Capital, L.P.
345 California Street, Suite 3300
San Francisco, CA 94104
Attention: Ronald Cami
Facsimile: 415-743-1501

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attention:  Michael J. Aiello
                    Joseph T. Verdesca, Jr.
Facsimile:  (212) 310-8007
Email: michael.aiello@weil.com
           joseph.verdesca@weil.com

If to a Shareholder, to his, her or its address set forth on Schedule A.

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(m)           Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(n)            Interpretation.

(i)             Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise required.  When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  In this Agreement, the Shareholder of any Company Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

(ii)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o)            Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PROSIGHT SPECIALTY INSURANCE
HOLDINGS, INC.

By:	/s/ Sumit Rajpal
Name: Sumit Rajpal
Title: Vice President

PSI MERGER SUB INC.

By:	/s/ Sumit Rajpal
Name: Sumit Rajpal
Title: Vice President

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

CONNING CAPITAL PARTNERS VI, L.P.

by its General Partner,
Conning Investment Partners VI, L.P.,
by its Managing Member
CCP Equity Partners VI GPGP, LLC

By:	/s/ David W. Young
Name: David W. Young
Title: Manager Member

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

Schedule A

Shareholder	Notice Information	Shareholder Shares
Conning Capital Partners VI, L.P.	100 Pearl Street, 17th Floor Hartford, CT 06103	900,000